Deerfield Triarc Capital Corp.

Deerfield Triarc Capital Corp. Acquisition of Deerfield Capital Management LLC
Conference Call Transcript

FINANCIAL RELATIONS BOARD

Thanks so much. Good morning, everyone, and welcome to Deerfield Triarc Capital Corp.'s conference call to discuss a definitive agreement with Deerfield Capital Management.

The press release was distributed this morning. If you did not receive a copy, these documents are available on the Company's Web site at www.DeerfieldTriarc.com, under “Press Releases”. Additionally, we are hosting a live webcast of today's call along with a supplemental slideshow, which you can access under “Stockholder Information,” “Presentations and Supplemental Information” on that Web site.

Management will provide an overview of the release. There will be no Q&A session on this call.

Before we begin, management would like me to inform you that certain statements made during this conference call which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Deerfield Triarc Capital Corp. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time to time in the Company's filings with the SEC. Finally, the Company does not undertake a duty to update forward-looking statements.

Additionally, we wanted to remind participants that the information contained in this call is current only as of the day of this call, December 18, 2007 and the Company assumes no obligation to update any statements, including forward-looking statements, made during this call.

Having gone over all of that, I would now like to introduce you to Peter Rothschild, Interim Chairman of the Board of Deerfield Triarc Capital Corp., and turn the call over to him for his remarks. Peter?

PETER ROTHSCHILD

Thank you Leslie. I would like to welcome you to today’s call and thank you for your participation. Joining me today in New York are Rob Grien, DFR’s President, and from Chicago, Jonathan Trutter, CEO of DFR, Rick Smith, CFO of DFR, and Aaron Peck, Managing Director and Senior Portfolio Manager of DFR.

Before I begin, let me mention that we have prepared a slide presentation which is intended to accompany this conference call. These slides are available on our website and will also be available on EDGAR as an exhibit on Form 8-K, which we filed with the SEC. The transaction, as contemplated, involves a stockholder vote on the approval of conversion of a new series of DFR preferred stock into DFR common stock and more detailed information on this conversion will be available in the related proxy statement which we expect to file sometime in January. Unfortunately, because we are subject to proxy rules and other securities regulations, we will not take questions at this time.

As described in this morning’s press release, DFR is buying Deerfield Capital Management, its external manager, which I may refer to as Deerfield, for consideration consisting of (i) 15 million shares of convertible preferred stock which will be converted into 15 million shares of common stock upon the affirmative vote of a majority of stockholders of DFR and (ii) approximately $75 million of a Seller Note. The Note will be secured by the assets of Deerfield, is guaranteed by DFR, carries an initial coupon of LIBOR + five percent and has provisions which would require increases in the coupon rate if the Note remains outstanding after 2010. Final maturity of the Note is five years after issuance, although it is our intention to refinance it as soon as it is commercially reasonable to do so.

The Preferred Shares have a liquidation preference of $10.00 per share and a dividend equal to the greater of 5% or the dividend on DFR’s common stock. In addition, the Preferred Shares are mandatorily convertible into 15 million shares of DFR common stock upon the approval of DFR’s stockholders. At yesterday’s closing price, and assuming stockholders approval of the conversion, those shares have a market value of approximately $106 million. We believe that the seller’s willingness to retain equity in this transaction is a vote of confidence in the underlying value of the combined company and will align the interests of the sellers with those of DFR stockholders. We believe that the conversion of the Preferred Shares into Common Stock is in the best interest of DFR’s stockholders and our board of directors will recommend an affirmative vote when we put it to a formal vote at a forthcoming stockholders’ meeting.

This transaction is expected to close prior to December 31st at which time the Seller Note and the Preferred Shares will be issued and the new combined entity will be renamed Deerfield Capital Corp. Subsequently, we will have a stockholder meeting, which is expected to take place some time in January, to approve the conversion of the Preferred Shares into Common Stock.

As most of you are aware, DFR entered into a definitive merger agreement to purchase Deerfield in April of this year. The original transaction contemplated a purchase price of approximately $290 million at the time of announcement, approximately $145 million of which was to be paid in cash, financed by a syndicated bank loan at the Deerfield level, plus approximately 9.6 million shares of DFR common stock, which was valued at approximately $145 million based on the average closing share price for the 10-day period ended April 18, 2007. Given the dislocation of credit markets since the signing of the original transaction, the cash portion of the deal could not be financed on terms acceptable to either the buyer or seller and there was a mutual agreement to terminate the merger agreement. Following the termination of the definitive merger agreement, the Special Committee of the Board of Directors continued discussions with Triarc in search of an amended price and structure that would allow us to complete the acquisition and generate the benefits to DFR stockholders outlined in the original transaction.

Page 7 of the presentation outlines, which I referred to earlier, some of the key changes in the terms of the transaction as compared to the terms we agreed to in April of this year. As you can see, the new transaction purchase price has been reduced from approximately $290 million based on the average closing price for the 10-day period ended April 18th, to approximately $181 million, assuming stockholders vote for the issuance of shares in conjunction with the conversion of the Preferred Stock and based on DFR’s closing stock price of $7.06 as of yesterday. Importantly, we are putting significantly less debt on DFR’s balance sheet and have negotiated covenants in the Seller Note that we believe are much more favorable for DFR when compared to the terms of the bank loan that was contemplated in the April transaction. Specifically, the Seller Note has no financial maintenance covenants or scheduled amortizations.

Largely due to the decline in our share price, the substitution of equity for debt, and reduced financial performance of Deerfield, we no longer expect this transaction to be accretive to cash available for distribution for 2008; however, we believe that the combination will be accretive to DFR stockholders in 2009 and we would expect to generate significant accretion in the years to follow. The Special Committee believes this transaction is in the best interest of DFR stockholders for a number of reasons.

Diversifies DFR revenue stream from investment income to a more attractive combination of investment income and third-party management fees.

o

Combines DFR’s capital base and investment income with Deerfield’s alternative fixed income and hedge fund platform. We believe that this should allow greater share price appreciation through multiple expansion.

o	The company will seek to leverage DFR’s investments into incremental third-party management fee streams using Deerfield’s expertise

The acquisition positions DFR to develop new third party fee streams and investment income

o	Incremental capital at DFR benefits from the scalability of Deerfield’s platform

o	This scalability is demonstrated by Deerfield Capital’s approximately 16.7% compound annual growth in assets under management since 2002

o	Greater alignment of DFR’s stockholders and Deerfield’s management

I would now like to turn the call over to Jonathan Trutter, CEO of DFR, to provide an update on our business.

JONATHAN TRUTTER

Thank you Peter. DFR continues to successfully manage its business despite turbulent financial markets. As we have previously stated, Management’s goal since this summer has been to preserve liquidity so as to prudently manage our mortgage portfolio. The following is an update on the mortgage portfolio.

The total mortgage portfolio stands $7.1 billion at November 30th, down from $7.4 billion at 9/30/07. Since 9/30/07 we have selectively reduced footings in our mortgage book in order to enhance liquidity. The average spread on DFR’s mortgage book is approximately 93 basis points, which is an increase from the 83 basis point spread we earned for the quarter ended 9/30/07.

Currently, the vast majority of our mortgage repurchase agreements have been extended over year end. We have approximately $1.0 billion of repurchase agreements left to roll throughout the remainder of December, and we expect no material difficulties in executing these rolls. While we have seen certain of our counterparties react to their own balance sheet issues by reducing their appetite to participate in repurchase transactions, we believe our counterparties provide sufficient leverage for us to implement our existing repo funding program.

We are currently comfortable that our liquidity is sufficient. As markets revert to more normal financing conditions on mortgage securities, which we believe will occur in time, we will be able to release excess liquidity from the mortgage book and reallocate to higher yielding investment programs as has been the long-standing strategy of DFR.

The Board of Directors has also declared a fourth quarter dividend of 42 cents payable on January 29th, which is consistent with the dividend paid in the prior 4 quarters. We believe the fourth quarter dividend demonstrates the ongoing strong earnings of DFR.

Page 8 of the presentation outlines the compelling strategic rationale for the acquisition. This transaction represents an opportunity for DFR to acquire a world-class fixed income asset manager. We believe that the internalization of DFR’s external manager will more closely align the interests of Deerfield’s employees and DFR stockholders. The internalization can also provide a catalyst to narrow the valuation discount that we believe currently exists for DFR equity. Furthermore, this transaction will diversify and expand DFR’s revenue streams into fee-based business lines and will allow DFR to launch and seed new products and increase both our investment income and fee income streams.

On slide 9, we depict how the combination of DFR and Deerfield will create a stronger, more diversified DFR. Combining DFR’s current investment income-driven revenues with Deerfield’s contractual third-party fee streams should create an entity better positioned to capitalize on future growth opportunities. As I said earlier, this will result in the immediate diversification of DFR’s revenue streams and will lead to significant growth potential going forward.

Let me spend a minute describing Deerfield Capital Management, so you can get a better feel for the strength of the franchise being acquired. As you will see on Page 11, Deerfield is a leading alternative fixed income asset manager with $15.4 billion in assets under management as of November 1, 2007. Pro forma for this transaction, Assets Under Management will exceed $22 billion. While these statistics are impressive, what distinguishes Deerfield is the quality of its people, the breadth of its products and the opportunities that it has to grow profitability.

On page 12, we’ve laid out for you the consistent growth in assets under management Deerfield has achieved since 2002, which equates to a compound annual growth rate of approximately 16.7% per year. Deerfield’s asset management platform is supported by a proven infrastructure, which we have been building since 1993 and is depicted on page 13. Deerfield is Sarbanes Oxley compliant, and as a registered investment adviser is monitored and regulated by the SEC. Portfolio management is only as good as the people who support it and at Deerfield, we have a highly talented and dedicated workforce.

Slide 15 provides a representation of how this transaction will transform the source of DFR’s revenues. As you will see, the combination diversifies DFR’s LTM ended September 30, 2007 Pro Forma revenues away from interest income to result in approximately 40% of revenues coming from externally-derived asset management fees. The combination also provides significant diversification in assets under management, as shown on Slide 16. We believe that continued expansion into other asset classes and investment vehicles will diversify DFR’s assets under management and increase the stability of the combined cash flows.

I will now turn the call back over to Peter for his closing remarks.

PETER ROTHSCHILD

Thank you Jonathan. On behalf of our Board of Directors, I want to close by saying we are excited by the potential of this acquisition. Deerfield is a world-class alternative fixed income manager with an exceptional team of professionals and a solid record of achievement. I know everyone at Deerfield is very much looking forward to operating in this new structure and realizing the great potential this represents.

Thank you for your participation on this call today.